Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Fourth Quarter and Full Year 2025 Financial Results, Achieves Top End of 2025 Revenue Guidance Range with Record Contracted Backlog
JACKSONVILLE, Fla. / February 25, 2026 Redwire Corporation (NYSE:RDW, “Redwire” or the “Company”), a global leader in space and defense technology solutions, today announced results for its fourth quarter and full year ended December 31, 2025.
“2025 marked the transformation of Redwire into an integrated, multi-domain space and defense tech company. This evolution is reflected in our new structure, which we believe will enable us to maintain strong positioning and continue our growth trajectory across both established and rapidly emerging domains,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “With continued acceleration in contract awards during the fourth quarter of 2025 and confidence provided by our record Backlog1 of $411.2 million, we are entering 2026 with strong momentum.”

Fourth Quarter and Full Year 2025 Highlights
•Strengthened leadership in Very Low Earth Orbit (“VLEO”) with the award of a $44 million phase 2 contract to advance the Defense Advanced Research Projects Agency’s Otter mission during the fourth quarter of 2025, which leverages Redwire’s SabreSat.
•Entered into an eight-figure agreement with The Exploration Company (“TEC”) during the fourth quarter of 2025 to provide two International Berthing and Docking Mechanisms (“IBDM”) to support autonomous rendezvous and docking capabilities for TEC’s Nyx spacecraft.
•During 2025, launched 14 PIL-BOXes, studying 18 unique molecules, to the International Space Station (“ISS”); as of December 31, 2025, Redwire had eleven active payload facilities on the ISS.
•Completed acquisition of Edge Autonomy, a leading provider of field-proven uncrewed aerial systems (“UAS”) on June 13, 2025.
•Delivered more than 100 Stalker/Penguin UAS in 7 countries around the world subsequent to the Edge Autonomy acquisition, including the U.S. Army (directly and via the Long Range Reconnaissance (“LRR”) program), U.S. Marine Corps, and NATO and other allied nations.
•During the fourth quarter of 2025, opened a new 85,000 square foot facility in Ann Arbor, Michigan to increase production of critical fuel cells to meet growing demand, reflecting a key investment in a domestic, vertical integration strategy for Stalker UAS production.
•Revenues increased 10.3% year-over-year to $335.4 million for full year 2025 and increased 56.4% year-over-year to $108.8 million for the fourth quarter of 2025.
•Meaningful sequential and year-over-year increase in Book-to-Bill1 ratio on both an annual and quarterly basis to 1.32 as of full year 2025 and 1.52 as of the fourth quarter of 2025.
1 Backlog and Book-to-Bill are key business measures. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

•Ended full year 2025 with total liquidity2 of $130.2 million, a 103.2% increase over the end of 2024.
•Net Loss increased by $112.2 million year-over-year to $(226.6) million for full year 2025 and increased by $18.3 million year-over-year to $(85.5) million for the fourth quarter of 2025, both of which include the impact of more than $130 million and $40 million, respectively, in non-recurring activity.
•Adjusted EBITDA3 decreased by $49.5 million year-over-year to $(50.3) million for full year 2025 and decreased by $8.9 million year-over-year to $(18.1) million for the fourth quarter of 2025.

2026 Forecast
•For the full year ended December 31, 2026, Redwire is forecasting revenues of $450 million to $500 million.

“During the fourth quarter of 2025, we used proceeds from an efficient At-The-Market (“ATM”) program to repay $105.5 million of outstanding debt and in February 2026, we refinanced our remaining credit agreement. As a result of these proactive steps and additional debt repayment earlier in 2025, we have significantly strengthened our balance sheet and simplified our capital structure, with an estimated total annualized interest savings of over $17 million,” said Chris Edmunds, Chief Financial Officer of Redwire. “Our financial results in the fourth quarter of 2025 reflect substantial negative impact from EAC adjustments that were largely related to programs in the development stage, and as we head into 2026, our focus remains on transitioning these programs into production, which we expect will drive gross margin improvement.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Thursday, February 26, 2026 to review financial results for the fourth quarter and full year ended December 31, 2025. This release and the most recent investor slide presentation are available in the investor relations area of our website at RDW.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=iSN1JW2o. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13757980.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13757980. The accompanying investor presentation will be available on February 26, 2026 on the investor section of Redwire’s website at RDW.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is an integrated space and defense tech company focused on advanced technologies. We are building the future of aerospace infrastructure, autonomous systems and multi-domain operations leveraging digital engineering and AI automation. Redwire’s approximately 1,410 employees located throughout the United States and Europe are committed to delivering innovative space and airborne platforms that are transforming the future of multi-domain operations. For more information, please visit RDW.com.

Use of Projections
The financial outlook and projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond Redwire’s control. Redwire’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this press release, and, accordingly, they did not
2 Total liquidity of $130.2 million as of December 31, 2025 is comprised of $94.5 million in cash and cash equivalents, $35.0 million in available borrowings from our existing credit facilities, and $0.7 million in restricted cash.
3 Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding this Non-GAAP measure.

express an opinion or provide any other form of assurance with respect thereto for the purposes of this press release. While all financial projections, estimates and targets are necessarily speculative, Redwire believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for the Company are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that Redwire, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial projections, including the prospective financial information provided in this press release, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to (1) risks associated with economic uncertainty, including high inflation, market volatility, and the potential worsening of macro-economic conditions; (2) geopolitical and macroeconomic events; (3) tariffs impacting demand for our products; (4) the failure of financial institutions or transactional counterparties; (5) our evolving industry, limited operating history and history of losses makes it difficult to evaluate our future prospects and the risks and challenges we may encounter; (6) the inability to successfully integrate recently completed and future acquisitions, including the recent acquisition of Edge Autonomy, or successfully select, execute or integrate future acquisitions into the business and realize the anticipated benefits; (7) the development and continued refinement of many of Redwire’s proprietary technologies, products and service offerings; (8) competition with new or existing companies; (9) a limited number of customers make up a high percentage of our revenue; (10) potential litigation arising from time to time; (11) natural disasters, geopolitical conflicts, or other natural or man-made catastrophic events; (12) adverse publicity stemming from any incident or perceived risk involving Redwire or our competitors; (13) incurring significant risks and uncertainties not covered by insurance or indemnity; (14) failure to respond to industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs; (15) customers unwillingness to adopt our core offerings; (16) delays in the development, design, engineering and manufacturing of our core offerings; (17) unsatisfactory performance of our core offerings; (18) impacts to our cash flows caused by our mix of fixed-price, cost-plus and time-and-material type contracts; (19) incurrence of expenditures prior to final receipt of a contract; (20) failure of new offerings and technologies to materialize; (21) the inability to convert orders in backlog into revenue; (22) the inability to properly manage the use of artificial intelligence in our business; (23) reliance on third-party launch vehicles to launch our spacecraft and customer payloads; (24) risk of an accident on launch or during a journey into space; (25) Redwire’s inability to meet expected financial results; (26) cyber-attacks and other security threats and disruptions; (27) risks resulting from broader geographic operations; (28) impairment of goodwill; (29) inability to use net operating loss carryforwards and certain other tax attributes; (30) changes to the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year; (31) dependence on U.S. government contracts; (32) changes to our facility security clearance; (33) Redwire is subject to stringent U.S. economic sanctions, and trade control laws and regulations, as well as risks related to doing business in other countries; (34) failure to adequately protect our intellectual property rights; (35) failure to obtain necessary additional funding; (36) the fact that AE Industrial Partners and its affiliates have significant influence over us, which could limit your ability to influence the outcome of key transactions; (37) the fact that provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (38) the fact that our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (39) the possibility of sales of a substantial amount of our common stock by our current stockholders; (40) volatility in the trading price of our common stock; (41) identification of material weaknesses of other deficiencies or failure to maintain effective internal controls over financial reporting and (42) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission by Redwire. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Margin and Free Cash Flow.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies. We encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustments related to deferred revenue and inventory, severance costs, capital market and advisory fees, disposal of long-lived assets, litigation-related expenses, equity-based compensation, committed equity facility transaction costs, debt financing costs and extinguishment losses, gains on sale of joint ventures, net of costs incurred, and warrant liability change in fair value adjustments.

Adjusted Gross Profit is defined as revenues less cost of sales as computed in accordance with U.S. GAAP, excluding adjustments resulting from the application of purchase accounting included in cost of sales and Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue. Management believes these non-GAAP measures provide investors meaningful insight into results from ongoing operations as the calculation of these measures excludes the impact of certain non-recurring charges. Management believes that by using Adjusted Gross Margin in conjunction with GAAP Gross Margin, investors will get a more complete view of what management considers to be the Company’s core operating performance and allow for comparison of this measure when compared to those of prior periods.

Segment Adjusted EBITDA is defined as income (loss) before taxes, excluding, depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue and inventory, severance costs, disposal of long-lived assets, equity-based compensation and gains on sale of joint ventures, net of costs incurred. Segment Adjusted EBITDA also excludes intra- and inter-segment sales and costs and corporate pushdown costs.

Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Margin and Segment Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as an indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.

REDWIRE CORPORATION
CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	December 31, 2025	December 31, 2024
Current assets:
Cash, cash equivalents and restricted cash	$95,183	$49,071
Accounts receivable, net	37,251	21,905
Contract assets	44,019	43,044
Inventory, net	55,847	2,239
Prepaid expenses and other current assets	20,512	9,666
Total current assets	252,812	125,925
Property, plant and equipment, net	49,199	17,837
Right-of-use assets	31,741	15,277
Intangible assets, net	336,153	61,788
Goodwill	779,114	71,161
Other non-current assets	118	629
Total assets	$1,449,137	$292,617
Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$32,295	$32,127
Notes payable to sellers	2,171	—
Short-term debt, including current portion of long-term debt	5,162	1,266
Short-term operating lease liabilities	4,088	4,354
Short-term finance lease liabilities	595	473
Accrued expenses	32,034	24,192
Deferred revenue	60,119	67,201
Other current liabilities	19,150	19,730
Total current liabilities	155,614	149,343
Long-term debt, net	80,036	124,464
Long-term operating lease liabilities	30,471	13,444
Long-term finance lease liabilities	1,276	980
Warrant liabilities	4,213	55,285
Deferred tax liabilities	38,358	582
Other non-current liabilities	2,119	428
Total liabilities	$312,087	$344,526

Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; issued and outstanding: 2025—46,505.13 and 2024—108,649.30. Liquidation preference: 2025—$118,434 and 2024—$599,412	$77,034	$136,805
Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; issued and outstanding 2025—191,915,804 and 2024—67,002,370	19	7
Treasury stock, at cost: 2025—1,036,294 shares and 2024—728,739 shares	(7,342)	(3,573)
Additional paid-in capital	1,678,799	161,619
Accumulated deficit	(621,762)	(348,106)
Accumulated other comprehensive income (loss)	10,302	1,339
Total shareholders’ equity (deficit)	1,060,016	(188,714)
Total liabilities, convertible preferred stock and equity (deficit)	$1,449,137	$292,617

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues	$108,794	$69,560	$335,381	$304,101
Cost of sales	98,296	64,937	318,096	259,646
Gross profit	10,498	4,623	17,285	44,455
Operating expenses:
Selling, general and administrative expenses	47,785	18,427	171,280	71,398
Transaction expenses	110	3,730	21,236	9,129
Impairment expense	34,685	—	34,685	—
Research and development	9,535	1,447	19,761	6,128
Operating income (loss)	(81,617)	(18,981)	(229,677)	(42,200)
Interest expense, net	6,073	3,946	39,704	13,483
Loss on extinguishment of debt	996	—	996	—
Other (income) expense, net	(4,123)	45,914	(18,811)	60,648
Income (loss) before income taxes	(84,563)	(68,841)	(251,566)	(116,331)
Income tax expense (benefit)	910	(1,672)	(25,014)	(2,020)
Net income (loss)	(85,473)	(67,169)	(226,552)	(114,311)
Net income (loss) attributable to noncontrolling interests	—	—	—	4
Net income (loss) attributable to Redwire Corporation	(85,473)	(67,169)	(226,552)	(114,315)
Less: dividends on Convertible Preferred Stock	12,598	24,927	45,777	41,052
Net income (loss) available to common shareholders	$(98,071)	$(92,096)	$(272,329)	$(155,367)

Net income (loss) per common share:
Basic and diluted	$(0.58)	$(1.38)	$(2.28)	$(2.35)
Weighted-average shares outstanding:
Basic and diluted	170,171,735	66,770,275	119,544,268	66,146,155

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(85,473)	$(67,169)	$(226,552)	$(114,315)
Foreign currency translation gain (loss), net of tax	(643)	(1,534)	8,963	(1,407)
Total other comprehensive income (loss), net of tax	(643)	(1,534)	8,963	(1,407)
Total comprehensive income (loss)	$(86,116)	$(68,703)	$(217,589)	$(115,722)

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Year Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income (loss)	$(226,552)	$(114,311)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	32,639	11,692
Amortization of debt issuance costs and discount	2,282	857
Equity-based compensation expense	58,990	11,326
(Gain) loss on sale of joint ventures	—	(1,303)
Loss on extinguishment of debt	996	—
(Gain) loss on change in fair value of warrants	(16,109)	51,960
Deferred provision (benefit) for income taxes	(24,901)	(1,803)
Impairment expense	34,685	—
Non-cash lease expense	488	227
Purchase accounting fair value adjustment related to inventory	13,645	—
Other	(1,470)	2,050
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(2,321)	14,670
(Increase) decrease in contract assets	863	(7,138)
(Increase) decrease in inventory	(6,652)	(734)
(Increase) decrease in prepaid expenses and other assets	(4,386)	(1,793)
Increase (decrease) in accounts payable and accrued expenses	(11,660)	4,365
Increase (decrease) in deferred revenue	(33,980)	3,207
Increase (decrease) in operating lease liabilities	(232)	(342)
Increase (decrease) in other liabilities	6,344	9,722
Net cash provided by (used in) operating activities	(177,331)	(17,348)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(151,791)	(881)
Net proceeds from sale of joint ventures	—	4,598
Purchases of property, plant and equipment	(13,479)	(6,399)
Purchase of intangible assets	(9,801)	(4,517)
Net cash provided by (used in) investing activities	(175,071)	(7,199)

Cash flows from financing activities:
Proceeds received from debt	191,131	45,971
Repayments of debt	(234,165)	(8,863)
Payment of debt issuance fees	(105)	(780)
Repayment of finance leases	(534)	(479)
Proceeds from (repayment of) third-party advances	(7,820)	7,820
Proceeds from issuance of common stock	518,370	2,669
Payment of equity issuance costs	(1,749)	—
Shares repurchased for settlement of employee tax withholdings on share-based awards	(3,769)	(2,622)
Repurchase of convertible preferred stock	(63,863)	—
Net cash provided by (used in) financing activities	397,496	43,716
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	1,018	(376)
Net increase (decrease) in cash, cash equivalents and restricted cash	46,112	18,793
Cash, cash equivalents and restricted cash at beginning of period	49,071	30,278
Cash, cash equivalents and restricted cash at end of period	$95,183	$49,071

REDWIRE CORPORATION
Reportable Segment Results
Unaudited
(In thousands of U.S. dollars)

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues
Space	$54,454	$59,782	$209,817	$255,336
Defense Tech	54,340	9,778	125,564	48,765
Total revenues	$108,794	$69,560	$335,381	$304,101

Segment Adjusted EBITDA
Space	$(1,690)	$1,713	$4,894	$26,251
Defense Tech	(4,732)	1,427	(10,887)	12,538
Total Segment Adjusted EBITDA	$(6,422)	$3,140	$(5,993)	$38,789
Reconciliation of Segment Adjusted EBITDA to consolidated net income (loss):
Interest expense, net	(6,073)	(3,946)	(39,704)	(13,483)
Depreciation and amortization expense	(12,412)	(3,154)	(32,639)	(11,692)
Severance costs	(1,260)	(335)	(3,789)	(867)
Equity-based compensation expense	(11,399)	(3,280)	(58,990)	(11,326)
Transaction expenses	(110)	(3,730)	(21,236)	(9,129)
All other corporate charges(1)	(9,943)	(57,247)	(38,102)	(109,493)
Loss on extinguishment of debt	(996)	—	(996)	—
Impairment expense	(34,685)	—	(34,685)	—
Purchase accounting fair value adjustment related to inventory	—	—	(13,645)	—
Acquisition integration cost	(781)	(289)	(1,140)	(385)
Gain (loss) on sale of investment, net	—	—	—	1,255
Disposal of long-lived assets	(482)	—	(647)	—
Income (loss) before income taxes	$(84,563)	$(68,841)	$(251,566)	$(116,331)

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA
The following table presents the reconciliations of Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income (loss)	$(85,473)	$(67,169)	$(226,552)	$(114,311)
Interest expense, net	6,073	3,946	39,704	13,483
Income tax expense (benefit)	910	(1,672)	(25,014)	(2,020)
Depreciation and amortization	12,412	3,154	32,639	11,692
Impairment expense	34,685	—	34,685	—
Transaction expenses (i)	110	3,730	21,236	9,129
Acquisition integration costs (i)	1,104	513	2,602	609
Purchase accounting fair value adjustment (ii)	—	—	13,645	—
Severance costs (iii)	1,260	335	3,789	867
Capital market and advisory fees (iv)	2,311	1,200	6,856	6,703
Disposal of long-lived assets (v)	482	—	647	—
Litigation-related expenses (vi)	280	(318)	1,496	11,011
Equity-based compensation (vii)	11,399	3,280	58,990	11,326
Debt financing costs and extinguishment loss (viii)	996	—	1,101	—
Gain on sale of joint ventures, net of costs incurred (ix)	—	—	—	(1,255)
Warrant liability change in fair value adjustment (x)	(4,603)	43,849	(16,109)	51,960
Adjusted EBITDA	$(18,054)	$(9,152)	$(50,285)	$(806)
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire adjusted inventory in 2025 related to the application of purchase accounting for the Edge Autonomy acquisition and recognized expense for the amount of the fair value adjustment included in cost of sales for the inventory sold after the acquisition date.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as the implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
v.Redwire incurred a loss on the write-off of long-lived assets.
vi.Redwire incurred expenses related to securities litigation and settlements of legal matters.
vii.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan and Edge Autonomy’s incentive units.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP and losses on debt extinguishments.
ix.Redwire recognized a gain related to the sale of all its ownership in two joint ventures during 2024, presented net of transaction costs incurred.
x.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted Gross Profit and Margin
The following table presents the reconciliation of Adjusted Gross Profit to Gross Profit, computed in accordance with U.S. GAAP, and the calculation of Adjusted Gross Margin.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Gross Profit	$10,498	$4,623	$17,285	$44,455
Purchase accounting adjustments(1)	—	—	13,645	—
Adjusted Gross Profit	$10,498	$4,623	$30,930	$44,455
Adjusted Gross Margin	9.6%	6.6%	9.2%	14.6%
(1) Relates to the application of purchase accounting for the Edge Autonomy acquisition and represents the amount of the fair value adjustment recognized in cost of sales for the inventory sold after the acquisition date.

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash provided by (used in) operating activities	$(24,262)	$7,064	$(177,331)	$(17,348)
Less: Capital expenditures	(5,853)	(4,064)	(23,280)	(10,916)
Free Cash Flow	$(30,115)	$3,000	$(200,611)	$(28,264)

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months Ended
(in thousands, except ratio)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Contracts awarded
Space	$110,861	$31,010	$237,761	$184,370
Defense Tech	54,010	4,738	203,717	45,419
Total contracts awarded	$164,871	$35,748	$441,478	$229,789
Revenues
Space	$54,454	$59,782	$209,817	$255,336
Defense Tech	54,340	9,778	125,564	48,765
Total revenues	$108,794	$69,560	$335,381	$304,101
Book-to-bill ratio
Space	2.04	0.52	1.13	0.72
Defense Tech	0.99	0.48	1.62	0.93
Total book-to-bill ratio	1.52	0.51	1.32	0.76
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time-and-material contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.

We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 1.52 for the three months ended December 31, 2025, as compared to 0.51 for the three months ended December 31, 2024. For the three months ended December 31, 2025 and 2024, none of the contracts awarded balance includes acquired contract value.

Our book-to-bill ratio was 1.32 for the Last Twelve Months (“LTM”) ended December 31, 2025, as compared to 0.76 for the LTM ended December 31, 2024. For the LTM ended December 31, 2025, contracts awarded includes $73.7 million of acquired contract value from the Edge Autonomy acquisition, which was completed in the second quarter of 2025. For the LTM ended December 31, 2024, contracts awarded includes $21.9 million of acquired contract value from the Hera Systems acquisition, which was completed in the third quarter of 2024.

Backlog
The following table presents our contracted backlog as of December 31, 2025 and December 31, 2024, and related activity for the years ended December 31, 2025 as compared to the year ended December 31, 2024.

(in thousands)	December 31, 2025	December 31, 2024
Organic backlog, beginning balance	$296,652	$372,790
Organic additions during the period	257,318	229,789
Organic revenue recognized during the period	(228,267)	(304,101)
Foreign currency translation	7,987	(1,826)
Organic backlog, ending balance	333,690	296,652

Acquisition-related contract value, beginning balance	—	—
Acquisition-related contract value acquired during the period	73,716	—
Acquisition-related additions during the period	110,444	—
Acquisition-related revenue recognized during the period	(107,114)	—
Foreign currency translation	510	—
Acquisition-related backlog, ending balance	77,556	—
Contracted backlog, ending balance	$411,246	$296,652

Contracted backlog by segment:
Space	$299,804	$263,996
Defense Tech	111,442	32,656

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $81.0 million and $16.7 million in remaining contract value from contracts which recognize revenue at a point in time as of December 31, 2025 and as of December 31, 2024, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. The acquisition-related backlog activity presented in the table above is related to the Edge Autonomy acquisition completed during the second quarter of 2025.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations was $193.1 million and $70.5 million as of December 31, 2025 and December 31, 2024, respectively. These amounts are primarily subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.